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                                                            EXHIBIT 23.1



            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-113272) pertaining to the Symbion Stock Incentive Plan, Symbion Non-Employee Directors Stock Option Plan, Symbion Employee Stock Purchase Plan, Ambulatory Resource Centres, Inc. Nonqualified Initial Option Plan, and the Amended and Restated Ambulatory Resource Centres, Inc. 1997 Stock Option Plan of our report dated February 21, 2005, with respect to the consolidated financial statements of Symbion, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.



                                                        Ernst & Young LLP
Nashville, Tennessee                                   /s/ Ernst & Young LLP
March 24, 2005